UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2014

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue Overland Park, Kansas	66211
(Address of principal executive office)	(Zip Code)

(913) 696-6100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modifications to Rights of Security Holders.

This information set forth in Item 5.07 with respect to the Charter Amendment (as defined below) is incorporated by reference herein.

Item 5.07 Submission of Matters to a Vote of Security Holders.

YRC Worldwide Inc. (the “Company”) held a special meeting of stockholders on March 14, 2014.

As previously reported. on January 31, 2014, the Company consummated a series of private placements pursuant to which: (i) it sold (the “Sales”), in the aggregate, a combination of shares of Common Stock, par value $0.01 per share (the “Common Stock”), and shares of the Company’s new Class A Convertible Preferred Stock, par value $1.00 per share (the “Convertible Preferred Stock”) and (ii) certain existing holders of the Company’s 10% Series B Convertible Senior Secured Notes due 2015 (the “Series B Notes”) exchanged or converted their Series B Notes in an aggregate principal amount of approximately $50.6 million, plus, in the case of exchanged Series B Notes, accrued and unpaid interest thereon up to and including January 15, 2014, for Common Stock (the “Series B Note Exchanges”).

The following proposals were voted on at the special meeting: (i) Proposal 1, to amend the Company’s Certificate of Incorporation (the “Charter Amendment”)) to increase the number of authorized shares of Common Stock, from 33,333,333 to 95,000,000 and (ii) Proposal 2, to approve the issuance and sale pursuant to the Sales to certain investors of a number of shares of Common Stock (including Convertible Preferred Stock, a portion of which automatically converted to shares of Common Stock upon the approval of Proposal 2 and effectiveness of the Charter Amendment) that would result in such investors together beneficially owning greater than 19.99% of the total number of issued and outstanding shares of Common Stock and of the outstanding voting power of the Company’s securities after such issuance, sale and conversion, in accordance with Nasdaq Listing Rule 5635(b) (the “Nasdaq Change of Control Approval”).

The Company’s outstanding Common Stock, Convertible Preferred Stock, Series A Voting Preferred Stock, par value $1.00 per share (the “Series A Preferred Stock”), 10% Series A Convertible Senior Secured Notes due 2015 (“Series A Notes”) and Series B Notes were all entitled to vote on Proposal 1, with the exception of Convertible Preferred Stock subject to the Common Stock Cap (as defined in the certificate of designations for the Convertible Preferred Stock). The Company’s outstanding Common Stock, Series A Preferred Stock, Series A Notes and Series B Notes were all entitled to vote on Proposal 2, with the exception of Common Stock that was issued pursuant to the Sales and Series B Notes Exchanges.

Each outstanding share of Common Stock and the one share of Series A Preferred Stock were each entitled to one vote on Proposal 1. Each outstanding share of Common Stock eligible to vote on Proposal 2 and the one share of Series A Preferred Stock were each entitled to one vote on Proposal 2. Each share of Convertible Preferred Stock not subject to the Common Stock Cap was entitled to four votes on Proposal 1. With respect to Proposals 1 and 2, the holders of Series A Notes and Series B Notes were entitled, on an as-converted-to-common stock basis, to an aggregate of 264,210 votes and 58,299 votes, respectively.

At the special meeting, the following votes were cast by the stockholders for Proposals 1 and 2:

Proposal 1 was approved, and the Charter Amendment was filed with the Delaware Secretary of State on March 14, 2014, at which time all of the Convertible Preferred Stock automatically converted into Common Stock. Following such conversion, there were 31,251,183 shares of Common Stock issued and outstanding as of March 14, 2014. The foregoing description of the Charter Amendment is qualified in its entirety by reference to the full text of the Certificate of Amendment to the Certificate of Incorporation of the Company, attached hereto as Exhibit 3.1 and incorporated by reference.

For	Against	Abstain	Broker Non-Votes
24,605,805	442,223	19,059	0

Proposal 2, regarding the Nasdaq Change of Control Approval, was approved.

For	Against	Abstain	Broker Non-Votes
6,411,846	60,502	15,624,066	2,970,673

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
3.1	Certificate of Amendment to the Certificate of Incorporation of YRC Worldwide Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YRC WORLDWIDE INC.

By:	/s/ Stephanie D. Fisher
Stephanie D. Fisher
Vice President and Controller

Date: March 17, 2014

Exhibit Index

Exhibit Number	Description
3.1	Certificate of Amendment to the Certificate of Incorporation of YRC Worldwide Inc.